UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ENERGY FUELS INC.
(Exact name of registrant as specified in its charter)

Ontario, Canada	98-1067994
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

225 Union Blvd., Suite 600
Lakewood, CO 80228
(Address of principal executive offices)

ENERGY FUELS INC. 2021 OMNIBUS EQUITY INCENTIVE COMPENSATION PLAN
(Full title of plan)

Energy Fuels Resources (USA) Inc.
225 Union Blvd., Suite 600
Lakewood, CO 80228
(Name and address of agent for service)

(303) 389-4130
(Telephone number, including area code, of agent for service)

Copies to:
Richard Raymer
Dorsey & Whitney LLP
Brookfield Place
161 Bay Street, Suite 4310
Toronto, Ontario Canada M5J 2S1

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer [ ]	Accelerated Filer [ ]
Non-Accelerated Filer [X]	Smaller Reporting Company [X]
Emerging Growth Company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [ ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common shares issuable under the Energy Fuels Inc. 2021 Omnibus Equity Incentive Compensation Plan	14,058,657(1)	$7.44(2)	$104,596,408	$11,412
TOTAL	14,058,657	--	$104,596,408	$11,412

(1)

Represents additional common shares (the "Common Shares") of Energy Fuels Inc. (the "Registrant" or the "Company") reserved for issuance upon exercise or redemption of awards under the Energy Fuels Inc. 2021 Omnibus Equity Incentive Compensation Plan (the "Amended and Restated Plan").

(2)

The proposed maximum offering price per share and the registration fee were calculated in accordance with Rule 457(c) and (h) based on the average high and low prices for the Common Shares on March 16, 2021, as quoted on the NYSE American.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering Common Shares of the Company issuable pursuant to the exercise or redemption of awards under the Amended and Restated Plan.

On June 18, 2015, the Registrant's shareholders authorized, among other things, the adoption of the Registrant's 2015 Omnibus Equity Incentive Compensation Plan (the "Original Plan").

On June 24, 2015, the Registrant filed a Registration Statement on Form S-8 (SEC File No. 333-205182) to register, among other things, 4,504,598 Common Shares issuable pursuant to the exercise or redemption of awards under the Original Plan.

On April 3, 2017, the Registrant filed a Registration Statement on Form S-8 (SEC File No. 333-217098) to register an additional 3,407,551 Common Shares issuable upon the exercise or redemption of awards under the Original Plan.

On August 7, 2018, the Registrant filed a Registration Statement on Form S-8 (SEC File No. 333-226654) to register an additional 3,271,095 Common Shares issuable upon the exercise or redemption of awards under the Registrant's 2018 Omnibus Equity Incentive Compensation Plan.

This Registration Statement on Form S-8 registers 14,058,657 Common Shares issuable upon the exercise or redemption of awards under the Amended and Restated Plan.

The contents of the Registrant's Registration Statements on Form S-8 previously filed with the SEC (File Nos. 333-205182, 333-217098 and 333-226654) are incorporated by reference herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Act and Note 1 to Part I of Form S-8.

Item 2.  Registrant Information and Employee Plan Annual Information

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Act and Note 1 to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation Of Documents By Reference.

The following documents which have been and will in the future be filed by the Registrant with the SEC are incorporated into this Registration Statement by reference:

(a)	Our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 22, 2021;

(b)	All other reports filed by the Registrant under Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 31, 2020.

(c)

The description of the Common Shares contained in our Registration Statement on Form 40-F, as filed with the SEC on November 15, 2013, as amended by the description of Common Shares contained in our Registration Statement on Form 8-A, as filed with the SEC on August 7, 2018, including any amendment or report filed for the purpose of amending such description.

All reports filed pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Unless expressly incorporated into this Registration Statement, a report furnished but not filed on Form 8-K under the 1934 Act shall not be incorporated by reference into this Registration Statement. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

None.

Item 6.  Indemnification of Directors and Officers.

Under the Business Corporation Act (Ontario), the Registrant may indemnify a director or officer, a former director or officer or another individual who acts or acted at the Registrant's request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity on condition that (i) the individual acted honestly and in good faith with a view to the best interests of the Registrant or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Registrant's request, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his conduct was lawful. Further, the Registrant may, with court approval, indemnify a person described above in respect of an action by or on behalf of the Registrant or other entity to obtain a judgment in its favor, to which the individual is made a party because of the individual's association with the Registrant or other entity, against all costs, charges and expenses reasonably incurred by the individual in connection with such action if the individual fulfills conditions (i) and (ii) above. An individual as described above is entitled to indemnification from the Registrant as a matter of right if the individual was not judged by a court or other competent authority to have committed any fault or omitted to do anything the individual ought to have done, and he fulfills conditions (i) and (ii) above.

In accordance with the Business Corporation Act (Ontario), the by-laws of the Registrant provide that the Registrant shall indemnify a director or officer, a former director or officer, or a person who acts or acted at the Registrant's request as a director or officer, or an individual acting in a similar capacity, of another entity, and such person's heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity, provided that (i) (a) the individual acted honestly and in good faith with a view to the best interests of the Registrant or, as the case may be, to the best interest of the other entity for which the individual acted as a director or officer or in a similar capacity at the Registrant's request; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the person had reasonable grounds for believing that the individual's conduct was lawful.

A policy of directors' and officers' liability insurance is maintained by the Registrant which insures directors and officers for losses as a result of claims against the directors and officers of the Registrant in their capacity as directors and officers and also reimburses the Registrant for payments made pursuant to the indemnity provisions under the by-laws of the Registrant and the Business Corporation Act (Ontario).

Insofar as indemnification for liabilities arising under the U.S. Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the U.S. Securities Act and is therefore unenforceable.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Number	Exhibit
4.1	Energy Fuels Inc. 2021 Omnibus Equity Incentive Compensation Plan
5.1	Opinion of Borden Ladner Gervais LLP
23.1	Consent of Borden Ladner Gervais LLP (Included in Exhibit 5.1)
23.2	Consent of KPMG LLP
23.3	Consent of SLR Consulting (Canada) Ltd. (formerly Roscoe Postle Associates Inc.)

23.4	Consent of William E. Roscoe
23.5	Consent of Douglas H. Underhill
23.6	Consent of Thomas C. Pool
23.7	Consent of Robert Michaud
23.8	Consent of Stuart E. Collins
23.9	Consent of Mark B. Mathisen
23.10	Consent of Harold R. Roberts
23.11	Consent of Peters Geosciences
23.12	Consent of Douglas C. Peters
23.13	Consent of BRS Inc.
23.14	Consent of Douglas L. Beahm
23.15	Consent of W. Paul Goranson
23.16	Consent of Daniel Kapostasy
23.17	Consent of Allan Moran
23.18	Consent of Frank A. Daviess
23.19	Consent of SRK Consulting (U.S.) Inc.
23.20	Consent of Christopher Moreton
23.21	Consent of Valerie Wilson
23.22	Consent of Jeffrey Woods
24.1	Power of Attorney (See Signature Pages)

Item 9.  Undertakings.

(a)    The Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)      To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lakewood, State of Colorado, United States of America on March 22, 2021.

ENERGY FUELS INC.

/s/ Mark S. Chalmers
Name:	Mark S. Chalmers
Title:	President, Chief Executive Officer and Director
(Principal Executive Officer)

/s/ David C. Frydenlund
Name:	David C. Frydenlund
Title:	Chief Financial Officer
(Principal Financial Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Mark S. Chalmers and David C. Frydenlund as his attorney-in-fact, with the power of substitution, for them in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Mark S. Chalmers	President, Chief Executive Officer and Director	March 22, 2021
Mark S. Chalmers	(Principal Executive Officer)

/s/ David C. Frydenlund	Chief Financial Officer	March 22, 2021
David C. Frydenlund	(Principal Financial Officer)

/s/ Sarai C. Luksch	Controller	March 22, 2021
Sarai C. Luksch

/s/ J. Birks Bovaird	Director	March 22, 2021
J. Birks Bovaird

/s/ Benjamin Eshleman III	Director	March 22, 2021
Benjamin Eshleman III

/s/ Barbara A. Filas	Director	March 22, 2021
Barbara A. Filas

/s/ Bruce D. Hansen	Director	March 22, 2021
Bruce D. Hansen

/s/ Dennis L. Higgs	Director	March 22, 2021
Dennis L. Higgs

/s/ Robert W. Kirkwood	Director	March 22, 2021
Robert W. Kirkwood

/s/ Alexander G. Morrison	Director	March 22, 2021
Alexander G. Morrison

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

/s/ David C. Frydenlund	Authorized Representative	March 22, 2021
David C. Frydenlund	in the United States